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                                                                    EXHIBIT 15.3

September 29, 1997

Board of Directors and Shareholders of
Security Capital Group Incorporated:

We are aware that Security Capital Group Incorporated has included in its Registration Statement Nos. 333-26259, 333-26267 and 333-26263 Security Capital Industrial Trust's consolidated financial statements for the quarter ended June 30, 1997, which includes our report dated August 11, 1997 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), that report is not considered a part of such registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,


/s/ Arthur Andersen LLP
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ARTHUR ANDERSEN LLP